Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. Reports Higher First Quarter Net Income
FedEx Ground Segment Revenues Grow 14 Percent
MEMPHIS, Tenn., September 20, 2007 ... FedEx Corp. (NYSE: FDX) today reported earnings of $1.58 per diluted share for the first quarter ended August 31, compared to $1.53 per diluted share a year ago.
“FedEx increased its revenue and earnings against the backdrop of a sluggish U.S. economy,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “Outside of the United States, the economy is generally solid, contributing to the growth in our international express shipments. I continue to believe that FedEx will, over the long-term, reap the rewards of our strategy of investing in key growth markets and strengthening and expanding our worldwide networks.”
First Quarter Results
FedEx Corp. reported the following consolidated results for the first quarter:
•	Revenue of $9.20 billion, up 8% from $8.55 billion the previous year

•	Operating income of $814 million, up 4% from $784 million a year ago

•	Operating margin of 8.8%, down from 9.2% the previous year

•	Net income of $494 million, up 4% from last year’s $475 million
While operating margin improved in the FedEx Express and FedEx Ground segments, consolidated margin declined due to a lower margin year over year at FedEx Freight and to network investments to increase capacity, improve service quality and increase productivity.
- more -

Total combined average daily package volume in the FedEx Express and FedEx Ground segments grew 8% year over year for the quarter, due to growth in ground and international express shipments. The increase in international domestic express shipments resulted primarily from recent international acquisitions.
Outlook
FedEx expects earnings to be $1.60 to $1.75 per diluted share in the second quarter compared to $1.64 a year ago. Last year’s second quarter results included $0.25 per diluted share net impact of costs associated with the new pilot labor contract, mostly offset by the benefits from the timing of net fuel impacts and Hurricane Katrina insurance proceeds. For the full year, the company now expects earnings of $6.70 to $7.10 per diluted share. The capital spending forecast is $3.5 billion, of which approximately 70% is targeted for growth. However, management is reviewing the timing of capital outlays, which could result in lower spending for the year.
“While the U.S. economy is growing at a moderate pace, recent financial market volatility and high energy costs have increased the uncertainty surrounding the near-term economic outlook, and weakness in the housing sector continues,” said Alan B. Graf, Jr., FedEx Corp. executive vice president and chief financial officer. “As a result of this weaker than anticipated economic environment, particularly its impact on the LTL freight market, we have reduced our earnings forecast by four percent for the full year.”
Reporting Changes
In order to better coordinate and leverage strategies and resources, FedEx Kinko’s has been realigned to report to FedEx Services, which has overall responsibility for sales, marketing and customer-facing information technology. Under FedEx Services, FedEx Kinko’s will benefit from the full range of resources and expertise of FedEx Services to continue to enhance the customer experience. The company will pursue synergies in sales, marketing, information technology and administrative areas to improve the ability of FedEx to bundle transportation and business services and drive additional revenue through the FedEx Kinko’s retail network.
- more -

With this realignment, the FedEx Corp. reportable segments have been revised to include the three existing transportation segments and a new FedEx Services segment. The new segment includes FedEx Services, FedEx Kinko’s, FedEx Global Supply Chain Services and FedEx Customer Information Services. The net operating costs of the FedEx Services segment are allocated to the transportation segments they support.
Also, beginning this quarter the company is expanding its operating statistics disclosures. FedEx Express is now disclosing volume and yield information for international domestic shipments. These are shipments where the origin and destination are both within the same non-U.S. country, including the United Kingdom, Canada, China and India. FedEx Ground is now disclosing volume and yield information for FedEx SmartPost. FedEx SmartPost specializes in the consolidation and delivery of low-weight, less time-sensitive business-to-consumer packages, using the U.S. Postal Service for the final delivery to residences.
FedEx Express Segment
For the first quarter, the FedEx Express segment reported:
•	Revenue of $5.89 billion, up 4% from last year’s $5.64 billion

•	Operating income of $519 million, up 9% from $475 million a year ago

•	Operating margin of 8.8%, up from 8.4% the previous year
FedEx International Priority® (IP) package revenue grew 9% for the quarter, as IP revenue per package improved 3%, primarily due to favorable exchange rates and higher weight per package, partially offset by lower fuel surcharges. IP average daily package volume grew 6%. U.S. domestic package volume and revenue declined 1%, reflecting the continued impact of the challenging U.S. economy, lower fuel surcharges and a customer shift to lower-yielding services. International domestic volume and revenue growth resulted from recent international acquisitions.
Operating income and margin improved due to international revenue growth and effective cost controls, although continued investment in domestic express services in China negatively impacted this quarter’s results.
- more -

FedEx Ground Segment
For the first quarter, the FedEx Ground segment reported:
•	Revenue of $1.62 billion, up 14% from last year’s $1.42 billion

•	Operating income of $190 million, up 19% from $159 million a year ago

•	Operating margin of 11.7%, up from 11.2% the previous year
FedEx Ground average daily package volume grew 10% year over year in the first quarter due to increased commercial business and the continued strong growth of its FedEx Home Delivery service. Yield improved 4% primarily due to the impact of rate increases, including dimensional weight charges, and extra service revenues.
Operating margin was higher due to revenue growth, improved productivity and effective cost controls, offset in part by investments to expand capacity and higher legal costs.
As part of its ongoing effort to strengthen its independent contractor network, FedEx Ground is investing in a new nationwide program which provides greater incentives to certain of its 15,000 contractors who choose to grow their businesses by adding routes. Also, in response to current regulatory and legal uncertainty in California, FedEx Ground is offering special incentives to encourage California-based single-route contractors to transform their operations into multiple-route businesses or sell their routes to others. The multiple-route business owners in California are being offered additional incentives to grow their businesses by acquiring available routes. The costs of the nationwide and California programs are not expected to be material.
FedEx Freight Segment
For the first quarter, the FedEx Freight segment reported:
•	Revenue of $1.23 billion, up 22% from last year’s $1.01 billion

•	Operating income of $105 million, down 30% from $150 million a year ago

•	Operating margin of 8.5%, down from 14.8% the previous year
- more -

Less-than-truckload (LTL) shipments increased 13% year over year due to the acquisition of Watkins (now rebranded as FedEx National LTL), partially offset by lower average daily shipments at FedEx Freight regional. FedEx Freight regional shipments declined slightly, as demand has been restrained by the slower U.S. economy. Effective July 23, 2007, FedEx Freight reduced its standard regional LTL fuel surcharge by 25% and FedEx National LTL revised its standard LTL fuel surcharge to levels commensurate with FedEx Freight. Despite the fuel surcharge reduction, LTL yield improved 8% year over year reflecting higher yields from longer-haul FedEx National LTL shipments.
Operating margins declined during the quarter due to operating losses at FedEx National LTL and lower year over year growth in regional yield, including the impact from the fuel surcharge reduction. While the LTL fuel surcharge reduction is expected to have a negative impact on revenue and earnings for the remainder of the fiscal year, this change is expected to strengthen FedEx Freight competitively and drive incremental volumes over the long-term.
FedEx Services Segment
FedEx Services segment revenue, which includes the operations of FedEx Kinko’s and FedEx Global Supply Chain Services, was flat year over year. Copy product revenues declined at FedEx Kinko’s, more than offsetting higher package acceptance fees and revenue generated from new locations.
FedEx Kinko’s continues to invest in a multi-year plan to open new locations, improve core services and enhance its integrated digital document service network, supporting the company’s objective of being the back office for local businesses and the remote office for traveling professionals. The company opened 90 centers during the first quarter.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $36 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 280,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.
- more -

Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and first quarter fiscal 2008 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EDT on September 20 are available on the company’s Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.
Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, the impact of changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

FEDEX CORP. FINANCIAL HIGHLIGHTS
First Quarter Fiscal 2008
(In millions, except earnings per share and FTEs)
(Unaudited)

	Three Months Ended
	August 31
	2007	2006[2]	%
Revenue:
FedEx Express segment	$5,889	$5,640	4%
FedEx Ground segment	1,618	1,417	14%
FedEx Freight segment	1,233	1,013	22%
FedEx Services segment	525	527	(0%)
Other & eliminations	(66)	(52)	NM

Total Revenue	9,199	8,545	8%

Operating Expenses:
Salaries and employee benefits	3,483	3,285	6%
Purchased transportation	1,025	896	14%
Rentals and landing fees	593	570	4%
Depreciation and amortization	473	399	19%
Fuel	964	941	2%
Maintenance and repairs	544	515	6%
Other	1,303	1,155	13%

Total Operating Expenses	8,385	7,761	8%

Operating Income:
FedEx Express segment	519	475	9%
FedEx Ground segment	190	159	19%
FedEx Freight segment	105	150	(30%)
FedEx Services segment	—	—	NM
Other & eliminations	—	—	NM

Total Operating Income	814	784	4%

Other Income (Expense):
Interest, net	(25)	(9)	NM
Other, net	(2)	(5)	NM

Total Other Income (Expense)	(27)	(14)	NM

Income Before Income Taxes	787	770	2%

Provision for Income Taxes	293	295	(1%)

Net Income	$494	$475	4%

Diluted Earnings Per Share	$1.58	$1.53	3%

Weighted Average Common and Common Equivalent Shares	312	310	1%

Capital Expenditures	$766	$699	10%

Average Full-Time Equivalents (in thousands)[1]	247	225	10%
1 — The current year includes employees of the Watkins Motor Lines, DTW Group, ANC Holdings and Prakash Air acquisitions.
2 — Prior year amounts have been revised to conform to the current year segment presentation.

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
First Quarter Fiscal 2008
(In millions)

	August 31, 2007
ASSETS	(Unaudited)	May 31, 2007

Current Assets:
Cash and cash equivalents	$1,112	$1,569
Other current assets	5,116	5,060

Total Current Assets	6,228	6,629

Net Property and Equipment	12,943	12,636

Other Long-Term Assets	4,735	4,735

	$23,906	$24,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current Liabilities:
Current portion of long-term debt	$134	$639
Other current liabilities	4,561	4,789

Total Current Liabilities	4,695	5,428

Long-Term Debt, Less Current Portion	2,007	2,007

Other Long-Term Liabilities	3,983	3,909

Total Common Stockholders’ Investment	13,221	12,656

	$23,906	$24,000

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
First Quarter Fiscal 2008
(In millions)
(Unaudited)

	Three Months Ended
	August 31
	2007	2006

Operating Activities:
Net income	$494	$475
Noncash charges:
Depreciation and amortization	473	399
Other, net	94	48
Changes in operating assets and liabilities, net	(258)	(257)

Net cash provided by operating activities	803	665

Investing Activities:
Capital expenditures	(766)	(699)
Proceeds from asset dispositions and other	(5)	5

Net cash used in investing activities	(771)	(694)

Financing Activities:
Proceeds from debt issuances	—	999
Principal payments on debt	(507)	(221)
Dividends paid	(31)	(28)
Other, net	49	32

Net cash (used in) provided by financing activities	(489)	782

Net (decrease) increase in cash and cash equivalents	(457)	753

Cash and cash equivalents at beginning of period	1,569	1,937

Cash and cash equivalents at end of period	$1,112	$2,690

FEDEX EXPRESS SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2008
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
FINANCIAL HIGHLIGHTS	2007	2006[2]	%

Revenue	$5,889	$5,640	4%

Operating Expenses:
Salaries and employee benefits	2,060	2,002	3%
Purchased transportation	280	263	6%
Rentals and landing fees	411	398	3%
Depreciation and amortization	230	205	12%
Fuel	800	798	0%
Maintenance and repairs	402	398	1%
Intercompany charges	515	502	3%
Other	672	599	12%

Total Operating Expenses	5,370	5,165	4%

Operating Income	$519	$475	9%

Operating Margin	8.8%	8.4%	0.4 pts

OPERATING STATISTICS

Operating Weekdays	65	65	—

AVG DAILY VOLUME / POUNDS
Average Daily Package Volume (000s):
U.S. Overnight Box	1,139	1,166	(2%)
U.S. Overnight Envelope	699	703	(1%)
U.S. Deferred	863	855	1%

Total U.S. Domestic Package	2,701	2,724	(1%)
International Priority	496	466	6%
International Domestic[1]	279	44	NM

Total Average Daily Packages	3,476	3,234	7%

Average Daily Freight Pounds (000s):
U.S.	8,843	9,374	(6%)
International Priority	2,025	1,775	14%
International Airfreight	1,752	1,899	(8%)

Total Avg Daily Freight Pounds	12,620	13,048	(3%)

YIELD
Revenue Per Package:
U.S. Overnight Box	$21.83	$21.83	—
U.S. Overnight Envelope	11.26	11.19	1%
U.S. Deferred	12.67	12.69	(0%)

Total U.S. Domestic Package	16.17	16.21	(0%)
International Priority	56.42	54.97	3%
International Domestic[1]	8.59	18.33	(53%)

Composite Package Yield	$21.31	$21.83	(2%)

Revenue Per Freight Pound:
U.S.	$1.03	$1.00	3%
International Priority	2.22	2.16	3%
International Airfreight	0.83	0.84	(1%)

Composite Freight Yield	$1.19	$1.13	5%

Average Full-Time Equivalents (000s)[1]	131	121	8%
1 — The current year includes the DTW Group, ANC Holdings and Prakash Air acquisitions.
2 — Prior year amounts have been revised to conform to the current year segment presentation.

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2008
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2007	2006	%
FINANCIAL HIGHLIGHTS

Revenue	$1,618	$1,417	14%

Operating Expenses:
Salaries and employee benefits	260	241	8%
Purchased transportation	620	553	12%
Rentals	43	36	19%
Depreciation and amortization	73	61	20%
Fuel	34	31	10%
Maintenance and repairs	34	31	10%
Intercompany charges	159	134	19%
Other	205	171	20%

Total Operating Expenses	1,428	1,258	14%

Operating Income	$190	$159	19%

Operating Margin	11.7%	11.2%	0.5 pts

OPERATING STATISTICS

Operating Weekdays	65	65	—

Average Daily Package Volume (000s)
FedEx Ground	3,211	2,926	10%
FedEx SmartPost	535	516	4%

Yield (Revenue Per Package)
FedEx Ground	$7.41	$7.13	4%
FedEx SmartPost	$2.01	$1.75	15%
Prior year amounts have been revised to conform to the current year segment presentation.

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2008
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2007	2006	%
FINANCIAL HIGHLIGHTS

Revenue	$1,233	$1,013	22%

Operating Expenses:
Salaries and employee benefits	595	484	23%
Purchased transportation	130	83	57%
Rentals and landing fees	28	23	22%
Depreciation and amortization	57	31	84%
Fuel	130	112	16%
Maintenance and repairs	47	32	47%
Intercompany charges	21	14	50%
Other	120	84	43%

Total Operating Expenses	1,128	863	31%

Operating Income	$105	$150	(30%)

Operating Margin	8.5%	14.8%	(6.3 pts )

OPERATING STATISTICS

LTL Operating Weekdays	65	65	—

LTL Shipments Per Day (000s)	79	70	13%
Weight Per LTL Shipment (lbs)	1,131	1,130	0%
LTL Revenue/CWT	$19.39	$17.90	8%
The results of operations for the Watkins acquisition (now rebranded FedEx National LTL) are included in the current year.